Exhibit (d)(34)

TRADING ADVISORY AGREEMENT

Abbey Capital Futures Strategy Fund

Trading Advisory Agreement (this “Agreement”) entered into as of the 24th day of June, 2014, by and among ABBEY CAPITAL LIMITED, an Irish limited company (the “Adviser”), Abbey Capital Offshore Fund Limited, an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of the Portfolio  as defined below (the “Subsidiary”) and Graham Capital Management LP, a Delaware limited partnership under the laws of the U.S.A. with its principal office at 40 Highland Avenue, Rowayton, Connecticut, U.S.A (the “Trader”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated the 25th day of June, 2014 (the “Investment Advisory Agreement”) with The RBB Fund, Inc. (the “Fund”), relating to the provision of investment advisory services to the Abbey Capital Futures Strategy Fund (the “Portfolio”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated the 25th day of June, 2014 (together with the Investment Advisory Agreement, the “Advisory Agreement”) with the Subsidiary, relating to the provision of investment advisory services to the Subsidiary;

WHEREAS, the Adviser, on behalf of the Portfolio, may allocate a portion of the Portfolio’s assets not to exceed in the aggregate 25% of its assets to the Subsidiary;

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its investment advisory responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Adviser and the Board of Directors of the Fund desire to retain the Trader to render portfolio management services to the Subsidiary in the manner and on the terms set forth in this Agreement, and the Trader is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Trading Services.

(a)                                 The Adviser hereby appoints the Trader to act as a commodity trading advisor (“CTA”) to the Subsidiary with respect to that portion of the Subsidiary’s assets allocated from time to time to the Trader by the Adviser for the periods and on the terms herein set forth (the “Allocated Assets”).  The Trader accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)                                 The Trader shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiary in accordance with the terms of this Agreement and the Supplemental Trading Agreement entered into by the Adviser and the Trader in relation to the Allocated Assets and in accordance with   (i) all governmental, regulatory and self-regulatory laws, rules and regulations applicable to the Trader (collectively “Appicable Law”), including, if applicable, the Commodity Exchange Act, as amended, and the rules and regulations promulgated by the Commodity Futures Trading Commission (the “CFTC”) thereunder (collectively the “CEA”); (ii) subject to the Trader’s best execution and conflicts of interests policies as amended from time to time; (iii) with the care, skill, prudence and diligence that  a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and, at a minimum, with the same care, skill, prudence and diligence that the Trader uses in managing the assets of any other account or entity; and (iv)  the investment objective, policies and restrictions of the Subsidiary and the Portfolio in relation to the Subsidiary set forth in the Portfolio’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Fund’s Board of Directors (“Board”) that have been furnished in writing to the Trader (together the “Requirements”), to the extent that the Requirements do not conflict with the Investment Approach (as defined in the Supplemental Trading Agreement. The foregoing are referred to below together as the “Policies.” As part of these Requirements, the Trader is treating any physically settled futures contract as a cash settled futures contract upon the Adviser’s representation that such actions do not violate  the asset segregation rules under the Investment Company Act of 1940;

For purposes of compliance with the Policies, the Trader shall be entitled to treat the Allocated Assets as though the Allocated Assets constituted the entire Subsidiary, and the Trader shall not be responsible in any way for the compliance of any assets of the Subsidiary, other than the Allocated Assets, with the Policies.  Notwithstanding anything to the contrary in this Agreement, the Adviser acknowledges and agrees (i) that the required margin posting at the Subsidiary level for the Trader’s trading may exceed the amount of Allocated Assets allocated to Trader, (ii) that such excess will not in itself be considered lack of compliance with the Requirements and (iii) that the Trader shall not be held liable for any costs or losses incurred in the event that the Subsidiary requires certain positions of the Trader to be liquidated due to a shortage of available assets.  Subject to the foregoing, the Trader is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any commodity interests, including futures contracts, options on futures contracts, forward contracts or commodities and swaps (the “Commodity Interests”) on behalf of the Subsidiary, without regard to the length of time the Commodity Interests have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Allocated Assets may be invested in such proportions of Commodity Interests as the Trader shall determine.  Notwithstanding the foregoing provisions of this Section 1(b), however the Trader shall, upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Allocated Assets as the Adviser shall determine are necessary in order for the Subsidiary as a whole to comply with the Policies.

(c)                                  The Trader shall be entitled to rely on directions, instructions and other communications that it reasonably believes are from the Adviser.

(d)                                 Absent instructions from the Adviser or the officers of the Fund to the contrary, the Trader shall place orders pursuant to its determinations with any futures commission merchant the Trader so chooses, provided, however, the orders are settled with a futures commission merchant with which the Subsidiary has an account.

(e)                                  The Trader hereby agrees that it shall not consult with any other investment adviser or CTA to the Fund with respect to transactions in Commodity Interests for the Allocated Assets or any other transactions in the Fund’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act of 1940 (the “1940 Act”).

(i)                                     The Trader shall use its reasonable efforts to cooperate with the Adviser to satisfy any compliance requirements that arise under applicable law, including any that the Adviser makes the Trader aware of that may arise because the Fund is registered under the 1940 Act.

(f)                                   The Trader may, on occasions when it deems the purchase or sale of a Commodity Interest to be in the best interests of the Subsidiary as well as other fiduciary or agency accounts managed by the Trader, aggregate, to the extent permitted by applicable laws and regulations, the Commodity Interests to be sold or purchased in order to obtain the best overall terms available.  The Trader further agrees to be aware of the position limits imposed on certain Commodity Interest contracts by the CFTC or applicable contract market.  The Trader will be entitled to use that portion of the applicable position limits that bears the same relationship that the Allocated Assets bears to all of the Subsidiary’s assets.    The Trader currently believes and represents that such CFTC or exchanged imposed speculative limits will not materially affect its trading recommendations or strategy for the Subsidiary given the Trader’s current accounts and all proposed accounts for which the Trader has a contract to act as a CTA.

(g)                                  The services of the Trader hereunder are not deemed exclusive and the Trader shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.  The Trader will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Trader will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Adviser and the Fund or any of their affiliates to employ or engage any person or organization, now or in the future, to manage the Subsidiary, the Portfolio or any other assets managed by the Adviser.

(h)                                 The Trader shall furnish the Adviser and the administrator of the Fund (the “Administrator”) daily, weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Allocated Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Allocated Assets with the Adviser and discuss the management of the Allocated Assets.  The Trader shall respond in a timely manner to requests by the Adviser, the Administrator, and the Fund CCO or their delegates for copies of the pertinent books and records that are maintained by the Trader and relate directly to the Subsidiary.  The Trader shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material in its possession requested by or required to be delivered to the Board.

(i)                                     The Trader shall cooperate in a timely manner and to the extent possible with the Adviser, the Subsidiary and/or the Fund in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Fund, the Portfolio, the Subsidiary or the Adviser brought by any governmental or regulatory authorities.  The Trader shall provide to the Fund CCO or his or her delegate notice of any deficiencies that are identified by the CFTC or the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Trader and that relate to the services provided by the Trader to the Subsidiary pursuant to this Agreement. The Trader shall provide such notification within a reasonable period after receiving the correspondence. The Trader shall provide additional information with respect to such deficiencies as is reasonably requested by the Fund CCO or his or her delegatee.

(j)                                    The Trader shall maintain separate detailed records of all matters pertaining to the Allocated Assets, including, without limitation, brokerage and other records of all securities transactions.  Any records required to be maintained and preserved, pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act and/or by the CFTC, that are prepared or maintained by the Trader on behalf of the Subsidiary are the property of the Fund and will be surrendered promptly to the Fund upon request.  The Trader further agrees to preserve for the periods, prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act, and/or by the CFTC.

(k)                                 The Trader shall, in a timely manner, notify the Adviser of any financial condition that is likely to impair the Trader’s ability to fulfill its commitments under this Agreement.

(l)                                     The Adviser and the Subsidiary each affirm that it has reviewed the Prospectus of and acknowledge all risk warnings and other information set out therein.

(m)                             The Adviser and the Subsidiary each acknowledges that different accounts, even though traded according to the same investment program, can have varying investment results. The reasons for this include numerous material differences among accounts, but not limited to: (a) the periods during which accounts are active; (b) the investment program used (although all accounts may be traded in accordance with the same approach, such approach may be modified periodically as a result of ongoing research and development by the Trader); (c) leverage employed; (d) the size of the account, which can influence the size of positions taken and restrict the account from participating in all markets available to an investment program; (e) the amount of interest income earned by an account, which will depend on the rates paid by a broker on equity deposits and/or on the portion of an account invested in interest-bearing obligations such as U.S. Treasury Bills; (f) the amount of management fees and performance fees and the brokerage commissions paid; (g) the timing of orders to open or close positions; (h) the market conditions, which in part determine the quality of trade executions; (i) trading instructions/restrictions of the client; (j) procedures governing the timing for the commencement of trading and the method of moving toward full portfolio commitment for new accounts; (k) variation in fill prices; and (l) the timing of additions and withdrawals.

(n)                                 The Adviser and the Subsidiary each specifically acknowledges that, in agreeing to manage the Allocated Assets, the Trader is in no respect making any guarantee of profits or protections against loss.

2.             Representations and Warranties of the Parties

(a)                                 The Trader represents and warrants to the Adviser as follows:

(i)                                     The Trader is a registered CTA with the CFTC;

(ii)                                  This Agreement has been duly authorized and executed by the Trader.

(iii)                               The Trader has provided its most recent CTA Disclosure Document to the Adviser.

(b)                                 The Adviser represents and warrants to the Trader as follows:

(i)                                     The Adviser is registered under the Advisers Act;

(ii)                                  Each of the Adviser and the Fund has duly authorized the execution of this Agreement by the Adviser;

(iii)                               The Adviser is, or will be, a qualified eligible person (“QEP”) as that term is defined in Rule 4.7 of the CEA, based on the Adviser being owned solely by persons that are QEPs or on other bases. If at any time any event shall occur which would make this representation and warranty no longer true and accurate, the Adviser shall promptly inform the Trader. The Adviser has received the Trader’s most recent CTA Disclosure Document to the Adviser.

(c)                                  The Subsidiary represents and warrants to the Trader that it is, or will be, a QEP as that term is defined in Rule 4.7 of the CEA, based on the Subsidiary being owned solely by persons that are QEPs or on other bases. If at any time any event shall occur which would make this representation and warranty no longer true and accurate, the Adviser shall promptly inform the Trader.

3.             Obligations of the Adviser.

(a)                                 The Adviser shall provide (or cause the Subsidiary’s Custodian (as defined in Section 4 hereof) to provide) timely information to the Trader regarding such matters as the composition of the Allocated Assets, cash requirements and cash available for investment in the Allocated Assets, and all other information as may be reasonably necessary for the Trader to perform its responsibilities hereunder.

(b)                                 The Adviser has furnished the Trader with a copy of the prospectus and statement of additional information of the Portfolio and the Adviser agrees during the continuance of this Agreement to furnish the Trader copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective.  The Adviser agrees to promptly furnish the Trader with copies of any financial statements or reports made by the Portfolio to its shareholders, and any further materials or information that the Trader may reasonably request to enable it to perform its functions under this Agreement.

4.             Custodian.  The Adviser shall provide the Trader with a copy of the Subsidiary’s agreement with any custodian designated to hold the assets of the Subsidiary (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Trader’s duties, copies of such modifications to be provided to the Trader reasonably in advance of the effectiveness of such modifications.  The Allocated Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement).  The Trader shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Trader properly authorized to give such instruction under the Custody Agreement.  Any assets added to the Subsidiary shall be delivered directly to the Custodian.

5.             Use of Name.  During the term of this Agreement, the Adviser shall have permission to use the Trader’s name in the marketing of the Portfolio, and agrees to furnish the Trader, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Portfolio or the public that refer to the Trader in any way.  If the Adviser does not receive a response from the Trader with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Trader.  The Trader agrees that Adviser may request that the Trader approve use of a certain type, and that Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Trader shall not use the Adviser’s name or the Fund’s name without the prior consent of the Adviser and the Fund.

6.             Expenses.  During the Term of this Agreement, the Trader will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the Commodity Interests purchased or sold for the Subsidiary.

7.             Compensation of the Trader.  As full compensation for all services rendered, facilities furnished and expenses borne by the Trader hereunder, the Trader shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

8.             Independent Contractor Status.  The Trader shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Subsidiary, the Portfolio, the Fund or the Adviser in any way or otherwise be deemed an agent of the Subsidiary, the Portfolio, the Fund or the Adviser.

9.             Liability and Indemnification.

(a)                                 Liability.  The duties of the Trader shall be confined to those expressly set forth herein with respect to the Allocated Assets.  The Trader shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.  Under no circumstances shall the Trader be liable for any loss arising out of any act or omission taken by another CTA, or any other third party, in respect of any portion of the Fund’s assets not managed by the Trader pursuant to this Agreement.

(b)                                 Indemnification.

(i)                                     The Trader shall indemnify the Adviser, the Fund, the Portfolio and the Subsidiary, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Fund, the Portfolio and/or the Subsidiary and their respective affiliates and controlling persons may sustain as a result of the Trader’s breach of this Agreement or its representations and warranties herein or as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(ii)                                  The Adviser shall indemnify the Trader, its affiliates and its controlling persons (the “Trader Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Trader Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

10.          Effective Date and Termination.  This Agreement shall become effective as of the date of its execution, and:

(a)                                 unless otherwise terminated, this Agreement shall continue in effect until August 16, 2015, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or the Trader, cast in person at a meeting called for the purpose of voting on such approval;

(b)                                 this Agreement may at any time be terminated on 60 days’ written notice to the Trader either by vote of the Board or by vote of a majority of the outstanding voting securities of the Portfolio;

(c)                                  this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

(d)                                 this Agreement may be terminated by the Trader on 60 days’ written notice to the Adviser and the Fund, or by the Adviser immediately upon notice to the Trader.

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11.          Amendment.  This Agreement may be amended at any time by mutual consent of the Adviser and the Trader, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser, or the Trader, cast in person at a meeting called for the purpose of voting on such approval.

12.          Assignment.  The Trader may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act.  The Trader shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Fund and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Trading Agreement with the Trader, and (c) prepare, file, and deliver any disclosure document to the Portfolio’s shareholders as may be required by applicable law.

13.          Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Trader Indemnified Person and Adviser Indemnified Person.  Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.  Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14.          Regulation S-P.  In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

15.          Confidentiality.  Any information or recommendations supplied by either the Adviser or the Trader, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Subsidiary, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule as requested by regulatory authorities having jurisdiction over a party  or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Allocated Assets.

16.          Anti-Money Laundering.  The Adviser represents that the Portfolio shall be in compliance with all applicable law relating to anti-money laundering, including the U.S. Patriot Act.

17.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

Abbey Capital Limited

By:

Name:

Title:

Graham Capital Management LP

By:

Name:

Title:

Abbey Capital Offshore Fund Limited

By:

Name:

Title:

Appendix A

Trading Fees